Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 2
(To Prospectus dated May 2, 2012)

SNAP INTERACTIVE, INC.

UP TO 6,630,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the prospectus dated May 2, 2012, as supplemented by Prospectus Supplement No. 1 dated May 15, 2012, collectively referred to herein as the Prospectus.  This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated May 18, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 22, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

462 7th Avenue, 4th Floor, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Section 5 – Corporate Governance and Management

Item 5.07     Submission of Matters to a Vote of Security Holders.

On May 18, 2012, Snap Interactive, Inc. (the “Company”) held its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to (i) elect one director to serve until the 2013 Annual Meeting or until his successor is elected and qualified (“Proposal 1”), (ii) to approve the Amended and Restated Snap Interactive, Inc. 2011 Long-Term Incentive Plan (“Proposal 2”), (iii) to approve an amendment to the Certificate of Incorporation, as amended (the “Current Certificate”), to provide that the Company’s directors and officers shall be indemnified to the fullest extent permitted by Section 145 of Delaware General Corporation Law (“Proposal 3”) and (iv) to approve an amendment to the Current Certificate to provide for a Delaware choice of venue provision (“Proposal 4”). For more information about the foregoing proposals, see the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 30, 2012, the relevant portions of which are incorporated herein by reference.

The table below shows the final results of the voting at the Annual Meeting:
	Votes Cast For	Votes Withheld		Broker Non-Votes
Proposal 1
Clifford Lerner	30,125,272	249,387		—

	Votes Cast For	Votes Cast Against	Abstain	Broker Non-Votes
Proposal 2	29,952,856	252,037	169,766	—

	Votes Cast For	Votes Cast Against	Abstain	Broker Non-Votes
Proposal 3	30,332,672	41,787	200	—

	Votes Cast For	Votes Cast Against	Abstain	Broker Non-Votes
Proposal 4	30,127,329	245,620	1,710	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 22, 2012

SNAP INTERACTIVE, INC.

		By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer